  Exhibit 99.1

LOOP INDUSTRIES REPORTS FOURTH QUARTER CONSOLIDATED FINANCIAL RESULTS OF FISCAL 2020 AND PROVIDES UPDATES ON BUSINESS DEVELOPMENTS

MONTREAL, May 4, 2020 (ACCESSWIRE) - Loop Industries, Inc. (NASDAQ: LOOP) (the “Company” or “Loop Industries”), a leading sustainable plastics technology innovator, today announced its consolidated financial results for the fourth quarter and fiscal year ended February 29, 2020, and provided an update on its continuing progress in implementing its business plan.

Commercialization Progress

On March 25, 2020, due to the COVID-19 pandemic, the Québec provincial government issued an order that all non-essential business and commercial activity in the province is required to shut down until April 13 and and the order provides exemptions that allow us to continue reduced operations at the pilot plant and we have been continuing work with our joint venture partner, Indorama Ventures Holdings LP (“Indorama”), and our engineering partner, to oversee the engineering for the Spartanburg joint venture facility and pursue our plans for the commercialization of our technology. We have made arrangements for certain employees to work remotely to support these engineering activities. The government has recently announced that we can re-start complete operations on May 11.

The Québec provincial government order has not significantly impacted our ability to work to advance this project to date and the commercialization plan for commissioning of the planned Spartanburg facility is currently unchanged. However, the planned timing may potentially be affected by the COVID-19 pandemic. We are monitoring the potential impact of the pandemic on the global economy and capital markets, as well as on the operations of our partners who are critical to achieving the anticipated commissioning date of the facility scheduled for the third quarter of the calendar year 2021. Both Loop and our partners are fully committed to the joint venture and are working diligently on the commercialization plan.

Fourth Quarter Ended February 29, 2020

The following table summarizes our operating results for the three-month periods ended February 29, 2020 and February 28, 2019, in U.S. Dollars.

	Three Months Ended
	February 29, 2020	February 28, 2019	$ Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	311,253	250,251	61,002
Other research and development	1,159,676	273,815	885,861
Total research and development	1,470,929	524,066	946,863

General and administrative
Stock-based compensation	547,327	575,240	(27,913)
Legal settlement	-	4,041,627	(4,041,627)
Other general and administrative	1,221,037	1,514,203	(293,166)
Total general and administrative	1,768,364	6,131,070	(4,362,706)

Depreciation and amortization	245,065	136,285	108,780
Impairment of intangible assets	-	298,694	(298,694)
Interest and other finance costs	406,215	425,964	(19,749)
Interest income	(136,913)	-	(136,913)
Foreign exchange loss (gain)	4,303	38,632	(34,329)
Total expenses	3,757,963	7,554,711	(3,796,748)
Net loss	$(3,757,963)	$(7,554,711)	$3,796,748

The net loss for the three-month period ended February 29, 2020 decreased $3.80 million to $3.76 million, as compared to the net loss for the three-month period ended February 28, 2019 which was $7.55 million.  The decrease is primarily due to decreased general and administrative expenses of $4.36 million, a decrease in impairment of intangible assets of $0.30 million, an increase in interest income of $0.14 million, partially offset by higher research and development expenses of $0.95 million and by higher depreciation and amortization of $0.11 million.

Research and development expenses for the three-month period ended February 29, 2020 amounted to $1.47 million compared to $0.52 million for the three-month period ended February 28, 2019, representing an increase of $0.95 million, or $0.89 million excluding stock-based compensation. The increase of $0.89 million was primarily attributable to higher employee related expenses of $0.63 million, higher spending for purchases and consumables of $0.15 million and higher professional fees of $0.06 million. The increase in non-cash stock-based compensation expense of $0.06 million is mainly attributable to the timing of certain stock awards provided to employees.

General and administrative expenses for the three-month period ended February 29, 2020 amounted to $1.77 million compared to $6.13 million for the three-month period ended February 28, 2019, representing a decrease of $4.36 million, or $0.29 million excluding stock-based compensation and the legal settlement. The decrease of $4.36 million was primarily due to a legal settlement expense which amounted to $4.04 million for the three-month period ended February 28, 2019 compared to nil for the three-month period ended February 29, 2020. Other variances were attributable to lower employee related expenses of $0.23 million, lower legal, accounting and other professional fees of $0.41 million offset by higher Directors’ and Officers’ insurance expenses of $0.24 million. Stock-based compensation expense for the three-month period ended February 29, 2020 amounted to $0.55 million compared to $0.58 million for the three-month period ended February 28, 2019, representing a decrease of $0.03 million. The decrease was mainly attributable to lower stock awards provided to executives.

Depreciation and amortization for the three-month period ended February 29, 2020 totaled $0.25 million compared to $0.14 million for the three-month period ended February 28, 2019, representing an increase of $0.11 million. The increase is mainly attributable to an increase in the amount of fixed assets held at the Company’s pilot plant and corporate offices. Impairment of intangible assets for the three-month period ended February 29, 2020 was nil compared to $0.30 million for the three-month period ended February 28, 2019, representing a decrease of $0.30 million. The increase is entirely attributable to the write-off of the remaining intangible asset balance of the GEN I technology of $0.30 million in the three-month period ended February 28, 2019.

Interest and other finance costs for the three-month period ended February 29, 2020 totaled $0.41 million compared to $0.43 for the three-month period ended February 28, 2019, representing a decrease of $0.02 million. The decrease is mainly attributable to a decrease in interest expense relating to the convertible notes converted during the year in the amount of $0.06 million offset by an increase in accretion expense also relating to the convertible notes converted during the year in the amount of $0.04 million.

Fiscal year Ended February 29, 2020

The following table summarizes our operating results for the years ended February 29, 2020 and February 28, 2019, in U.S. Dollars.

	Years Ended
	February 29, 2020	February 28, 2019	$ Change
Revenues	$-	$-	$-

Expenses
Research and development
Stock-based compensation	1,252,394	1,160,254	92,140
Other research and development	3,464,781	2,288,293	1,176,488
Total research and development	4,717,175	3,448,547	1,268,628

General and administrative
Stock-based compensation	2,216,997	2,824,902	(607,905)
Legal settlement	-	4,041,627	(4,041,627)
Other general and administrative	4,998,423	5,986,336	(987,913)
Total general and administrative	7,215,420	12,852,865	(5,637,445)

Depreciation and amortization	830,432	502,996	327,436
Impairment of intangible assets	-	298,694	(298,694)
Interest and other finance costs	2,223,304	467,082	1,756,222
Interest income	(500,478)	-	(500,478)
Foreign exchange loss (gain)	19,602	(33,773)	53,375
Total expenses	14,505,455	17,536,411	(3,030,956)
Net loss	$(14,505,455)	$(17,536,411)	$ 3,030,956

The net loss for the year ended February 29, 2020 decreased by $3.03 million, to $14.51 million, as compared to the net loss for the year ended February 28, 2019 which was $17.54 million. The decrease is primarily explained by lower general and administrative expenses of $5.64 million, an increase in interest income of $0.50 million and a decrease of impairment of intangible assets of $0.30 million offset by an increase in research and development expenses of $1.27 million, an increase in interest and other finance costs of $1.76 million, an increase in depreciation and amortization of $0.33 million and an increase in foreign exchange of $0.05 million.

Research and development expenses for year ended February 29, 2020 amounted to $4.72 million compared to $3.45 million for the year ended February 28, 2019, representing an increase of $1.27 million, or $1.18 million excluding stock-based compensation. The increase of $1.18 million was primarily attributable to higher employee related expenses of $1.01 million, increased purchases and consumables of $0.21 million, higher travel costs of $0.06 and higher facilities costs of $0.05 offset by lower professional fees of $0.30 million. The increase in non-cash stock-based compensation expense of $0.09 million was attributable to the timing of certain stock awards provided to employees.

General and administrative expenses for the year ended February 29, 2020 totaled $7.22 million compared to $12.85 million for the year ended February 28, 2019, representing a decrease of $5.64 million, or $0.99 million excluding stock-based compensation and the legal settlement. The decrease of $5.64 million was primarily attributable to a legal settlement expense which amounted to nil for the year ended February 29, 2020 compared to $4.04 million for the year ended February 28, 2019. Other variances were attributable to lower legal fees of $2.04 million offset by higher Directors’ and Officers’ insurance expenses of $0.4 million, higher employee related expenses of $0.27 million as well as higher accounting and other professional fees of $0.27 million. Stock-based compensation expense for the year ended February 29, 2020 amounted to $2.22 million compared to $2.82 million for the year ended February 28, 2019, representing a decrease of $0.61 million. The decrease was mainly attributable to lower stock awards provided to executives.

Depreciation and amortization for the year ended February 29, 2020 totaled $0.83 million compared to $0.50 million for the year ended February 28, 2019, representing an increase of $0.33 million. The increase is mainly attributable to an increase in the amount of fixed assets held at the Company’s pilot plant and corporate offices. Impairment of intangible assets for the year ended February 29, 2020 was nil compared to $0.30 million for the year ended February 28, 2019, representing a decrease of $0.3 million. The decrease is mainly attributable to the write-off of the remaining intangible asset balance of the GEN I technology of $0.3 in the year ended February 28, 2019.

Interest and other finance costs for the year ended February 29, 2020 totaled $2.22 million compared to $0.47 million for the year ended February 28, 2019, representing an increase of $1.76 million. The increase is mainly attributable to an increase in accretion expense related to convertible notes of $1.76 million and increased interest expense also relating to the convertible notes issued during the year of $0.26 million offset by a gain on conversion related to the convertible notes of $0.23 million and a decreased expense for revaluation of financial instruments of $0.03 million.

LIQUIDITY AND CAPITAL RESOURCES

We are a development stage company with no revenues, and our ongoing operations and commercialization plans are being financed by raising new equity and debt capital. To date, we have been successful in raising capital to finance our ongoing operations, reflecting the potential for commercializing our branded resin and the progress made to date in implementing our business plans. As at February 29, 2020, we had cash and cash equivalents on hand of $33.72 million.

Although we continue to be in a good liquidity position with cash and cash equivalents on hand of $33.72 million, in light of the current global COVID-19 pandemic, our liquidity position may change, including the inability to raise new equity and debt, disruption in completing repayments or disbursements to our creditors. Management continues to be positive about our growth strategy and is evaluating our financing plans to continue to raise capital to finance the start-up of commercial operations and continue to fund the further development of our ongoing operations.

As at February 29, 2020, we have a long-term debt obligation to a Canadian bank in connection with the purchase, in the year ended February 28, 2018, of the land and building where our pilot plant and corporate offices are located at 480 Fernand-Poitras, Terrebonne, Québec, Canada J6Y 1Y4. On January 24, 2018, the Company obtained a $1,042,520 (CDN$1,400,000) 20-year term instalment loan (the “Loan”), from a Canadian bank. The Loan bears interest at the bank’s Canadian prime rate plus 1.5%. By agreement, the Loan is repayable in monthly payments of $4,344 (CDN$5,833) plus interest, until January 2021, at which time it will be subject to renewal. It includes an option allowing for the prepayment of the Loan without penalty.

We also have a long-term debt obligation to Investissement Québec in connection with a financing facility equal to 63.45% of all eligible expenses incurred for the expansion of its Pilot Plant up to a maximum of $3,425,423 (CDN$4,600,000). We received the first disbursement in the amount of $ 1,645,122 (CDN$2,209,234) on February 21, 2020. There is a 36-month moratorium on both capital and interest repayments as of the first disbursement date. At the end of the 36-month moratorium, capital and interest will be repayable in 84 monthly installments. The loan bears interest at 2.36%. We have also agreed to issue to Investissement Québec warrants to purchase shares of our common stock in an amount equal to 10% of each disbursement up to a maximum aggregate amount of $342,542 (CDN$460,000). The warrants will be issued at a price per share equal to the higher of (i) $11.00 per share and (ii) the ten-day weighted average closing price of Loop Industries shares of common stock on the Nasdaq stock market for the 10 days prior to the issue of the warrants. The warrants can be exercised immediately upon grant and will have a term of three years from the date of issuance. The loan can be repaid at any time by us without penalty. On February 21, 2020, upon the receipt of the first disbursement under this facility, we issued a warrant to purchase 15,153 shares of common stock at a price of $11.00 to Investissement Québec.

Flow of Funds

Summary of Cash Flows

A summary of cash flows for the years ended February 29, 2020 and February 28, 2019 was as follows:

	Years Ended
	February 29, 2020	February 28, 2019
Net cash used in operating activities	$(9,092,549)	$(7,562,487)
Net cash used in investing activities	(3,388,985)	(2,046,119)
Net cash provided by financing activities	40,463,141	7,328,024
Effect of exchange rate changes on cash and cash equivalents	(97,326)	(35,741)
Net change in cash and cash equivalents	$27,884,281	$(2,316,323)

Net Cash Used in Operating Activities

During the year ended February 29, 2020, we used $9.10 million in operations compared to $7.56 million during the year ended February 28, 2019 and $6.39 million during the year ended February 28, 2018. The increase over each year is mainly due to increased operating expenses as we move to the next phase of commercialization.

Net Cash Used in Investing Activities

During the year ended February 29, 2020, we used $3.39 million in investing activities. We made capital asset investments of $2.54 million of which $2.44 million was mainly attributable to the expansion and additions to our pilot plant and executive offices in Terrebonne, Canada. We also invested $0.1 million in our intellectual property as we developed, during the year ended February 29, 2020, our next generation GEN II technology and filed various patents in various jurisdictions around the world which await approval. During the year ended February 29, 2020 we made capital contributions to our joint venture with Indorama for a total of $0.85 million.

Net Cash Provided by Financing Activities

During the year ended February 29, 2020, we raised $40.46 million mainly through two separate registered direct offerings of common stock, in the net amounts of $34.60 million and $4.20 million, respectively, and through debt from a financing facility from Investissement Québec in the amount of $1.61 million. We also made payments totaling $0.05 million against our long-term debt, representing the loan agreement we entered into during the year ended February 28, 2018 to purchase the land and building of our pilot plant and executive offices. During the year ended February 28, 2019, we raised $7.38 million through the issuance of convertible debt and $15.69 million through the sale of additional common stock and the exercise of warrants in the year ended February 28, 2018.

During the year ended February 29, 2020, we paid a total of $312,000 in interest in connection with convertible notes (2019 – nil; 2018 – nil) that were converted during the year.

On February 21, 2020, we received $1,645,122 (CDN$2,209,234) in connection with the credit facility from Investissement Québec to finance capital expenses incurred for the expansion of our pilot plant. There is a 36-month moratorium on both capital and interest repayments beginning on the date of receipt of the funds.

As at February 29, 2020, we were in compliance with its financial covenants.

Loop Industries, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in United States dollars)

	Years Ended
	February 29, 2020	February 28, 2019	February 28, 2018
Revenue	$-	$-	$-

Expenses -
Research and development	4,717,175	3,448,547	6,694,778
General and administrative	7,215,420	8,811,237	6,860,623
Legal settlement	-	4,041,627	-
Depreciation and amortization	830,432	502,997	367,176
Impairment of intangible assets	-	298,694	-
Interest and other finance costs	2,223,304	467,082	5,125
Interest income	(500,478)	-	-
Foreign exchange loss (gain)	19,602	(33,773)	109,676
Total expenses	14,505,455	17,536,411	14,037,378

Net loss	(14,505,455)	(17,536,411)	(14,037,378)

Other comprehensive loss -
Foreign currency translation adjustment	(98,225)	(121,124)	(17,889)
Comprehensive loss	$(14,603,680)	$(17,657,535)	$(14,055,267)
Loss per share
Basic and diluted	$(0.38)	$(0.52)	$(0.43)
Weighted average common shares outstanding
Basic and diluted	37,936,094	33,795,600	32,642,741

Loop Industries, Inc.
Condensed Consolidated Balance Sheets
(in United States dollars)

	As at
	February 29, 2020	February 28, 2019

Assets
Current assets
Cash and cash equivalents	$33,717,671	$5,833,390
Sales tax, tax credits and other receivables	664,544	599,000
Prepaid expenses	141,226	226,521
Total current assets	34,523,441	6,658,911
Investment in joint venture	850,000	-
Property, plant and equipment, net	7,260,254	5,371,263
Intangible assets, net	202,863	127,672
Total assets	$42,836,558	$12,157,846

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$2,082,698	$2,670,233
Convertible notes	-	5,636,172
Warrants	-	219,531
Current portion of long-term debt	52,126	53,155
Total current liabilities	2,134,824	8,579,091
Long-term debt	2,238,026	952,363
Total liabilities	4,372,850	9,531,454

Stockholders' Equity
Series A Preferred stock par value $0.0001; 25,000,000 shares authorized; one share issued and outstanding	-	-
Common stock par value $0.0001; 250,000,000 shares authorized; 39,910,774 shares issued and outstanding (2019 – 33,805,706)	3,992	3,381
Additional paid-in capital	82,379,413	38,966,208
Additional paid-in capital – Warrants	9,785,799	757,704
Additional paid-in capital - Beneficial conversion feature	-	1.200,915
Common stock issuable, 1,000,000 shares	-	800,000
Accumulated deficit	(53,317,047)	(38,811,592)
Accumulated other comprehensive loss	(388,449)	(290,224)
Total stockholders' equity	38,463,708	2,626,392
Total liabilities and stockholders' equity	$42,836,558	$12,157,846

Loop Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in United States dollars)

	Years Ended
	February 29, 2020	February 28, 2019	February 28, 2018
Cash Flows from Operating Activities
Net loss	$(14,505,455)	$(17,536,411)	$(14,037,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	830,432	502,997	367,176
Impairment of intangible assets	-	298,694	-
Warrants issued for legal settlement	-	2,271,627	-
Shares issued for legal settlement	-	1,770,000	-
Stock-based compensation	3,469,390	3,985,160	6,547,313
Accrued interest	363,390	109,804	-
Loss on revaluation of warrants	8,483	65,167	-
Convertible notes debt discount amortization	1,892,185	185,505	-
Deferred financing costs	96,155	47,123	-
Gain on conversion of convertible notes	(232,565)	-	-
Fair value of warrants issued	7,744	-	-
Loss on revaluation of foreign exchange contracts	27,129	-	-
Changes in operating assets and liabilities:
Valued added tax and tax credits receivable	(77,294)	(234,366)	(218,560)
Prepaid expenses	83,876	285,052	(511,573)
Accounts payable and accrued liabilities	(1,056,019)	687,161	1,821,536
Advances from controlling stockholder		-	(360,000)
Net cash used in operating activities	(9,092,549)	(7,562,487)	(6,391,486)

Cash Flows from Investing Activities
Investment in joint venture	(850,000)	-	-
Additions to property, plant and equipment	(2,439,013)	(1,892,654)	(2,710,053)
Additions to intangible assets	(99,972)	(153,465)	(88,319)
Net cash used in investing activities	(3,388,985)	(2,046,119)	(2,798,372)

Cash Flows from Financing Activities
Proceeds from sales of common shares and exercise of warrants, net of share issuance costs	39,216,399	(25,544)	15,694,497
Repayment of advances from controlling stockholder	-	-	(278,472)
Proceeds from issuance of long-term debt	1,645,122	-	-
Proceeds from issuance of convertible notes	-	7,550,000	1,092,980
Deferred financing costs	(34,254)	(143,277)	-
Payment of accrued interest on convertible notes	(312,000)
Repayment of long-term debt	(52,126)	(53,155)	(4,554)
Net cash provided by financing activities	40,463,141	7,328,024	16,504,451

Effect of exchange rate changes	(97,326)	(35,741)	(81,367)
Net change in cash	27,884,281	(2,316,323)	7,233,226
Cash and cash equivalents, beginning of year	5,833,390	8,149,713	916,487
Cash and cash equivalents, end of year	$33,717,671	$5,833,390	$8,149,713

Supplemental Disclosure of Cash Flow Information:
Income tax paid	$-	$-	$-
Interest paid	$368,482	$54,040	$5,125
Interest received	$500,478	$-	$-

About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world's shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin and polyester fiber suitable for use in food-grade packaging, thus enabling our customers to meet their sustainability objectives. Loop Industries is contributing to the global movement towards a circular economy by preventing plastic waste and recovering waste plastic for a more sustainable future for all.

Common shares of the Company are listed on the Nasdaq Global Market under the symbol “LOOP.”
For more information, please visit www.loopindustries.com. Follow us on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop Industries' control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology and products, (ii) our status of relationship with partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding, (vi) building our manufacturing facility, (vii) our ability to sell our products in order to generate revenues, (viii) our proposed business model and our ability to execute thereon, (ix) adverse effects on the Company’s business and operations as a result of increased regulatory, media or financial reporting issues and practices, rumors or otherwise, (x) disease epidemics and health related concerns, such as the current outbreak of COVID-19, which could result in (and, in the case of the COVID-19 outbreak, has resulted in some of the following) reduced access to capital markets, supply chain disruptions and scrutiny or embargoing of goods produced in affected areas, government-imposed mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result in noncash impairments of our intangible assets, and property, plant and equipment, and (xi) other factors discussed in our subsequent filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop Industries assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

For More Information:

Investors and Media Inquiries:

Nelson Gentiletti
Loop Industries, Inc.
+1 (450) 951 8555 ext. 223
ngentiletti@loopindustries.com